THE E. W. SCRIPPS COMPANY


                           Index to Exhibits


  Exhibit
    No.                        Item                           Page


     12       Ratio of Earnings to Fixed Charges               E-1



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RATIO OF EARNINGS TO FIXED CHARGES                                                                                     EXHIBIT  12
( in thousands )                                                                                         Three months
                                                                                                            ending
                                                                                                           March 31,
                                                                                                1994                     1993
EARNINGS AS DEFINED:
Earnings from operations before income taxes after eliminating
     undistributed earnings of 20%- to 50%-owned affiliates                                $    48,674               $   61,519
Fixed charges excluding capitalized interest and preferred stock
     dividends of majority-owned subsidiary companies                                            6,000                    9,184

Earnings as defined                                                                        $    54,674               $   70,703

FIXED CHARGES AS DEFINED:
Interest expense, including amortization of debt issue costs                               $     4,659               $    7,911
Interest capitalized                                                                                                         44
Portion of rental expense representative of the interest factor                                  1,147                    1,136
Preferred stock dividends of majority-owned subsidiary companies                                    20                       22
Share of interest expense related to guaranteed debt
     50%-owned affiliated company                                                                  194                      137

Fixed charges as defined                                                                   $     6,020               $    9,250

RATIO OF EARNINGS TO FIXED CHARGES                                                                9.08                     7.64
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